Exhibit No. 24

Consent of Independent Certified Public Accountants


We have issued our report dated March 29, 1996, accompanying the consolidated financial statements of Mestek, Inc. and subsidiaries appearing in the 1995 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 1995 which is incorporated by reference in this Registration Statement (Form S-8). We consent to the incorporation by reference in the Registration Statement of the aforementioned report.


/s/ Grant Thornton LLP
    Grant Thornton LLP






Boston, Massachusetts
June 19, 1996